Exhibit 99.1

DRAFT NOT FOR IMMEDIATE RELEASE

Cogent Contacts:
For Public Relations:	For Investor Relations:
Jeff Henriksen	John Chang
+ 1 (202) 295-4200	+ 1 (202) 295-4212
jhenriksen@cogentco.com	investor.relations@cogentco.com

COGENT COMMUNICATIONS GROUP, INC. ANNOUNCES CLOSING OF  CONVERTIBLE NOTE OFFERING

WASHINGTON, D.C. June 11, 2006 Cogent Communications Group, Inc. (NASDAQ:  CCOI) announced today the completion of its offering of $200 million aggregate principal amount of its 1.00% Convertible Subordinated Notes due 2027. The notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

Cogent used the net proceeds from the offering to pay the $50.0 million purchase price for approximately 1.78 million shares of its outstanding common stock it agreed to purchase in connection with the offering. Cogent intends to use approximately $10.6 million of the net proceeds from the offering to pay off its existing 7.50% convertible subordinated notes, which reach maturity on June 15, 2007 and to use the remaining proceeds of this offering for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Cogent’s issuance of the notes and the shares of Cogent common stock issuable upon conversion of the notes, if any, have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Cogent Communications Group, Inc.

Cogent Communications Group, Inc. (NASDAQ: CCOI) is a multinational, Tier 1 facilities-based ISP.  Cogent specializes in providing businesses with high speed Internet access and point-to-point transport services.  Cogent’s facilities-based, all-optical IP network backbone spans 14 countries and provides IP services in over 95 markets located in North America and Europe.

Cogent Communications Group is headquartered at 1015 31st Street, NW, Washington, D.C. 20007. For more information, visit www.cogentco.com. Cogent Communications Group can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future.  These forward-looking statements involve risks and uncertainties.  All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement.  The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations.  Numerous factors could cause or contribute to such differences.  Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

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